Exhibit T3E-13

MAXCOM RECEIVES COURT APPROVAL

ON “FIRST-DAY MOTIONS” IN ITS VOLUNTARY CHAPTER 11 FILING

Operations to Continue Uninterrupted

Mexico City, Mexico, August 20, 2019— Maxcom Telecomunicaciones S.A.B. de C.V. and its subsidiary Maxcom USA Telecom, Inc. today announced approval of its “first day” motions by the U.S. Bankruptcy Court for the Southern District of New York.

Importantly, the Court scheduled September 17, 2019 as the hearing date to consider approval of Maxcom’s Prepackaged Chapter 11 Plan of Reorganization which, once approved, will allow Maxcom to restructure the Step Up Senior Notes due 2020 in accordance with the terms previously announced.  The Company, following approval of the Chapter 11 Plan, expects to emerge promptly. Maxcom also announced that it received Court approval to permit the Company to continue to pay all of its obligations to its customers, suppliers, vendors and other key constituents exactly as it did prior to filing the Chapter 11 case.  The Chapter 11 Plan of Reorganization that the Company has filed is limited to a restructuring of the Step Up Notes and does not impact the Company’s obligation to any other party, a point that the Court took into consideration in approving the Company’s request.

“We are pleased with the prompt action by the Court in approving our first day motions,” said Erik Gonzalez, Maxcom’s Chief Financial Officer. “This approval is an important milestone in the process of restructuring the Step Up Senior Notes due 2020 and puts the Company closer to a successful Chapter 11 case. This will allow the Company to continue to operate, serving our customers and honor our ordinary course obligations while completing the financial restructuring of the Step Up Senior Notes.”

The Company filed voluntary chapter 11 petitions in the U.S. Bankruptcy Court for the Southern District of New York.  Additional information about Maxcom’s restructuring is available at the Company’s website http://ri.maxcom.com/ or via the Company’s restructuring information line, toll free case phone number is +1 844-234-1694 or the international case phone number is +1 917-942-6396.  For access to Court documents and other general information about the Chapter 11 cases, please visit https://cases.primeclerk.com/Maxcom/.

About Maxcom

Maxcom Telecomunicaciones, S.A.B. de C.V., headquartered in Mexico City, is a facilities-based telecommunications provider using a “smart-build” approach to deliver “last-mile” connectivity to enterprises and residential customers in the Mexican territory.

Maxcom launched its commercial operations in May 1999 and is currently offering local and long-distance telephony services, wired, wireless and cellular data transmission and value-added services in Mexico City metropolitan area, Monterrey, Puebla, Querétaro, León, Guadalajara, San Luis Potosí, Tehuacán and Toluca, and on a selected basis in several cities in Mexico. The information contained in this press release is the exclusive responsibility of Maxcom Telecomunicaciones, S.A.B. de C.V. and has not been reviewed by the Mexican National Banking and Securities Commission (the “CNBV”) or any other authority. The registration of the securities described in this press release before the National Registry of Securities (Registro Nacional de Valores) held by the CNBV, shall it be the case, does not imply any certification as to the investment quality of the securities or of Maxcom’s solvency.

For more information visit https://cases.primeclerk.com/Maxcom/.

Forward-looking Statements

This document may include forward-looking statements that involve risks and uncertainties that are detailed in the statement and from time to time in the Company’s reports to its security holders. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify such forward-looking statements. The Company wants to caution readers that any forward-looking statement in this document or made by the Company’s management involves risks and uncertainties that may change based on various important factors not under the Company’s control. These forward-looking statements represent the Company’s judgment as of the date of this document. The Company disclaims, however, any intent or obligation to update these forward-looking statements.